EXHIBIT 10.4

SANGAMO THERAPEUTICS, INC.

2018 EQUITY INCENTIVE PLAN

FRENCH RESTRICTED STOCK UNIT AWARD SUB-PLAN

Restricted Stock Unit Award

This French RSU Award Sub-Plan (the "Sub-Plan") provides for a certain number of conditions or definitions which will apply to the RSU Award granted by Sangamo Therapeutics, Inc. (the "Company") to Eligible Employees (as defined below) of TXCell SA, a French joint stock company (société anonyme) organized under the laws of France1 of which the Company holds directly or indirectly at least 10% of the share capital, under the Company’s 2018 Equity Incentive Plan (the "Plan") and the Sub-Plan.

The additional terms and conditions provided for by the Sub-Plan are specific to the Eligible Employees of TXCell SA only and do not affect the rights granted to any other Participant who is granted a RSU Award under the Plan. The additional terms and conditions provided for by the Sub-Plan also do not affect the terms of Plan itself for purposes of compliance with US tax and securities laws.

Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meaning in the Sub-Plan.

It is intended that the Sub-Plan complies with French law and, in particular, with Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, and its terms, together with the terms of the Plan, are to be construed accordingly.

The provisions of this Sub-Plan shall form an integral part of the Plan and the RSU Awards granted by the Company to the Eligible Employees shall consequently be governed by the provisions of the Plan and of this Sub-Plan. The provisions of the Plan shall remain applicable insofar as they do not contradict the provisions of the Sub-Plan.

This Sub-Plan, in its entirety, was adopted by the Board on 24 September 2018 and became effective as of 1st October 2018.

1.	DEFINITIONS
1.1	Eligible Employee means
(a)

any person (i) employed by TXCell SA under the terms of a written or oral employment agreement and/or (ii) any person holding a corporate executive office of TXCell SA (i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant d'une société en commandite par actions), and who may be granted RSU Awards under French law;

(b)	furthermore, an employee or corporate executive officer of TXCell SA may qualify as an Eligible Employee only provided that such person:
(i)

does not own, directly, on the applicable Grant Date, shares representing more than 10% of the issued share capital of the Company (including shares held legally but not beneficially by the Grantee and RSU Awards previously granted to the Grantee); and

[1]

With its registered office at Les Cardoulines, Allée de la Nertiere, Sophia Antipolis, 06560 Valbonne, registered with the registre du commerce et des sociétés of Grasse, under registration number 435 361 209

(ii)	would not become the owner of more than 10% of the share capital of the Company on the applicable Grant Date as a result of such grant;
(c)	the official place of residence of the Eligible Employees on the Grant Date shall be located in France for income tax purposes.
1.2	Grantee means an Eligible Employee who has been granted a RSU Award under the Plan.
1.3	Grant Date means the date on which a RSU Award is granted to an Eligible Employee and on which the material terms and conditions of such RSU Award are specified in the RSU Award Agreement.
1.4	Shares means shares of Common Stock of the Company.
1.5	Vesting Date means the termination date of the Vesting Period.
1.6

Vesting Period means a period of one year minimum, specified in the RSU Award Agreement and computed as from the Grant Date, during which the Grantees will only benefit from a conditional and provisional allocation of Shares under the Sub-Plan.

1.7

Holding Period means a period of one year minimum, specified in the RSU Award Agreement and computed as from the Vesting date, during which the Grantees are not entitled to sell, to rent or to dispose in any other way of the Shares received by them in payment of the RSU Award allotted to them under the Sub-Plan.

2.	SPECIFIC CONDITIONS APPLICABLE TO RSU AWARDS GRANTED TO ELIGIBLE EMPLOYEE
2.1	RSU Awards may only be granted to Eligible Employees under the Plan.
2.2	RSU Awards may not be granted under the Sub-Plan for a consideration in cash paid by the Eligible Employee.
2.3	RSU Awards granted under the Sub-Plan to Eligible Employees may only be settled by the issuance of Shares to the Eligible Employees.
2.4

RSU Awards may not be granted to any corporate officer of TXCell SA other than the corporate executive officers of TXCell SA (i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant d'une société en commandite par actions) unless such corporate officer is otherwise employed by TXCell SA under the terms of a written or oral employment agreement, as defined under French law.

2.5

Notwithstanding any other provision of the Plan and the Sub-Plan to the contrary, the overall number of underlying Shares hereby reserved for delivery under the Sub-plan may not, in any case whatsoever, exceed 10% of the share capital of the Company.

2.6

RSU Award(s) granted to Eligible Employees may not vest in prior to the expiration of a Vesting Period of at least one year computed as from the Grant Date, during which the Grantees will only benefit from a conditional and provisional allocation of Shares under the Sub-Plan (i.e., no consideration and dividend or voting rights will be attached to the Award before the issuance of the underlying Shares at the Vesting date).

As a result, Grantees will only be allowed to vest in the Shares received under the Sub-Plan on the Vesting Date specified in the RSU Award Agreement which will intervene at least one year after the Grant Date.

2.7	However, notwithstanding the above, in the event of death or disability[2] of a Grantee during the Vesting Period, all of his or her outstanding RSU Award shall immediately vest in.

Accordingly, in case of death of the Grantee, his or her heirs may request to receive the aforementioned RSU Award(s), provided that they do so within a six month period, computed as from the date of the Grantee's death.

2.8

Moreover, during a Holding Period of at least one year, computed as from the Vesting Date, Grantees will not be entitled to sell, to rent or to dispose in any other way of the Shares issued to them upon the Vesting Date of any RSU Award allotted to them under the Sub-Plan.

However, in the event that the Vesting Period provided in the Grantee's RSU Award Agreement is equal to two years or more, then such RSU Award Agreement may specify that no Holding Period will be imposed upon the Grantee with respect to Shares issued to him or her.

Any Holding Period specified in a Grantee's RSU Award Agreement will continue to apply even after such Grantee is no longer an employee or a corporate executive officer of TXCell SA, except in case of death or disability3 of the Grantee.

2.9

If Shares are issued to corporate executive officers (i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant d'une société en commandite par actions) of TXCell SA under the Sub-Plan, any such Grantee will be under a separate obligation to hold 1% of such Shares in a nominative form until the termination of its functions as corporate executive officer (i.e., Président du Conseil d'Administration, Directeur Général, Directeur Général Délégué, Membre du Directoire, Gérant d'une société en commandite par actions) of TXCell SA.

2.10

Even after the termination of any applicable Holding Period, the Grantees will not be entitled to dispose in any way of the Shares issued to them in application of a RSU Award received by them under the Sub-Plan, during any of the two following periods (together, the "Closed Periods"):

(a)	during the ten trading sessions preceding and following the date on which the consolidated accounts or annual accounts of the Company are published; and
(b)

during a period (i) starting from the date on which the corporate bodies of the Company become aware of any information which, if published, could significantly affect the company’s market price and (ii) ending at the close of the tenth trading session following the publication of the information.

2.11	Every year, statements of Shares issued under the Sub-Plan must be reported to the annual shareholder meeting pursuant to Section L. 225-197-4 of the French Commercial Code.

[2]	As defined under the provisions of the French Social Security Code.

3.	ADJUSTMENT UPON CERTAIN EVENTS
3.1

During the Vesting Period and in the event of a change in capitalization or a corporate transaction (such as exchange of Shares resulting from a merger or a spin-off), the Board or the Committee(s), at its discretion, may determine to make adjustments in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Sub-Plan. The Board or the Committee(s) shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of underlying Shares (or other securities or property of the Company or any person that is a party to a reorganisation transaction with the Company) with respect to which RSU Awards may be granted, (ii) the number and type of Shares (or other securities or property of the Company or any person that is a party of the reorganization transaction with the Company) subject to outstanding RSU Awards; provided that the number of Shares subject to any RSU Award denominated in Shares shall always be a whole number.

In the event of an exchange of shares resulting from a merger, a spin-off, public offering or any other corporate operation executed in accordance with applicable French commercial, corporate, tax and social law, the Vesting Period and the Holding Period will continue to apply to the conditional and provisional rights to receive Shares or to the Shares according to Section L. 225-197-1 of the French Commercial Code, as amended.

4.	BREACH
4.1

In the event that an Eligible Employee does not comply with any of the requirements set forth in paragraphs 2.8, 2.9 and 2.10 of the Sub-Plan and transfers or otherwise disposes of Shares acquired prior to the termination of (i) the Holding Period (either the general Holding Period referred to in paragraph 2.8 and/or the specific Holding Period for corporate executive officers referred to in paragraph 2.9) and/or (ii) any of the Closed Periods, then such Eligible Employee shall be liable for all consequences to Sangamo Therapeutics, Inc. and TXCell SA resulting from such breach and undertakes to indemnify TXCell SA in respect of all amounts payable by Sangamo Therapeutics, Inc. and TXCell SA in connection with such breach. More generally, the Eligible Employee agrees to indemnify and keep indemnified Sangamo Therapeutics, Inc. and TXCell SA from and against any liability for and obligation to pay any tax and social charges incurred by Sangamo Therapeutics, Inc. or TXCell SA.

5.	EMPLOYMENT RIGHTS
5.1

The adoption of this Sub-Plan shall not confer upon the Eligible employee or any employees of TXCell SA, any employment rights and shall not be construed as part of any employment contracts that TXCell has with its employees.

6.	DATA PRIVACY
6.1

The Company may process the personal data of Eligible Employees in connection with the Plan and the Sub-Plan in accordance with the terms of the Plan of the Personal Information Protection Notice for EU Employees. The Company may need to process information relating to the health of the Eligible Employees or the identity of the Eligible Employees ' spouse or civil partner in order to operate the Plan and the Sub-Plan.

In any event, the Company will need to obtain the written consent of each Eligible Employees prior to processing such Eligible Employees' personal data.

By:	[Eligible Employee]	By:	[Representative of the Board or the Committee(s)]
Date:		Date :
Name:		Name: